INVESTMENT ADVISER

CODE OF ETHICS

FOR

COVERED PERSONS

As adopted by:

Columbia Management Investment Advisers, LLC

and

Columbia Management Investment Distributors, Inc.

Effective

May 1, 2014

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 1 -

How to use this Code

The Code of Ethics (“Code”) describes the various policies and procedures you must follow as a Covered Person (including employees of Columbia Management Investment Advisers, LLC (“CMIA”) and/or Columbia Management Investment Distributors, Inc. (“CMID”) - refer to Section 3.0 of the Code for a description of persons who are deemed “Covered Persons”.

The Code is independent of the Ameriprise Code of Conduct. While both documents govern your personal conduct as an employee of the firm, the Code is your guide for personal trading activity.

Navigation

Table of Contents: The following page displays the table of contents for the Code and is your starting point for finding where you need to go. All of the major section headings are listed, followed by their sub-headings, with page numbers for each.

Section Numbers: Some sections or rules may be linked to other sections contained in the Code. Instead of repeating information throughout the document, you will be provided a cross- reference to the section number where you can find the original information. The first number represents the major section heading and the second number represents the sub-heading.

Key References

Definitions: Key terms that are capitalized, italicized and Bolded in the Code are either defined with first use or found in the definitions page.

Specific Rules by Role: Sections 2.0 through 3.0 set forth the requirements applicable to all Covered Persons subject to this Code. Employees in certain jobs are subject to more stringent guidelines based on the nature of their role and the information to which they have access. Personnel with these roles can readily access the specific rules applicable to them in sections 4.0 through 5.0.

Forms: If a form is required for a certain activity or policy, you can find it on Inside (Ameriprise Financial intranet corporate site) or by contacting Personal Trading Compliance.

Additional Resources

After reading the Code, if you have particular situations or questions that require more explanation or guidance we strongly encourage you to contact Personal Trade Compliance directly so we may assist you. You may contact us via:

Personal Trading Inbox: An email inbox staffed by our analysts during normal business hours. Describe your inquiry and send your message to personal.trading@ampf.com. We will respond to your message promptly, but at least within 24 normal business hours.

Personal Trading Hotline: If you would rather speak directly with a member of the department, call our hotline at 612-671-5196. If we’re unavailable during our normal business hours, leave a message and we’ll respond promptly, but at least within 24 normal business hours.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 2 -

TABLE OF CONTENTS

HOW TO USE THIS CODE		2

1.0 OVERVIEW		4
1.1	Required Standards of Business Conduct	4
1.2	Fiduciary Principles	4
1.3	Basis of Rules	5
1.4	Applicability of Rules	5
1.5	Entities Adopting Code	5
1.6	Additional Policies	5

2.0 GENERAL RULES AND REPORTING REQUIREMENTS		6
2.1	General Rules for All Covered Persons	6
2.2	Reporting Requirements	7
2.3	Gifting Securities	7
2.4	Unusual Trading Activity	7
2.5	Violations or Suspected Violations	8
2.6	Sanctions	8
2.7	Recordkeeping Requirements	8

3.0 SPECIFIC TRADING RULES FOR ALL COVERED PERSONS		9
3.1	Covered Persons Definition	9
3.2	Preclearance of Security Trades	9
3.3	Limited Offerings (Private Placement) Preclearance	10
3.4	30 Day Holding Period for Individual Securities at a Profit	10
3.5	30 Day Holding Period for Covered Funds including Covered Closed-End Funds	11
3.6	Additional Rules for Certain Personnel	11

4.0 RULES BY ROLE: PORTFOLIO MANAGERS		12
4.1	Portfolio Managers Definition	12
4.2	14 Day Blackout Period	12
4.3	Personal Trading Contrary to Client Account Holdings	12

5.0 RULES BY ROLE: RESEARCH ANALYSTS		13
5.1	Research Analyst Definition	13
5.2	Prohibitions on Coverage List Securities	13

6.0 AMERIPRISE FINANCIAL INSIDER TRADING POLICY SUMMARY		14

7.0 AMERIPRISE FINANCIAL LIMITED CHOICE POLICY		15

Definitions		16
APPENDICIES		17

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Sec. 1.0 - OVERVIEW

1.1 – Required Standards of Business Conduct

Under this Code of Ethics, all Covered Persons of CMIA and CMID, which may include persons who are employees or associated persons of Ameriprise Financial, Inc. (“Ameriprise Financial”), must comply with Ameriprise Financial’s standards of business conduct. These standards are the following:

•	You must comply with all applicable laws and regulations, including the federal securities laws;

•	You must comply with our fiduciary obligations; and

•	You must comply with this Code.

All Covered Persons have a duty to promptly report any violation or apparent violation of the Code - to the CMIA or CMID Chief Compliance Officer, Personal Trade Compliance, or other member of the General Counsel’s Office. In addition, Ameriprise Financial provides a dedicated resource through Ethicspoint ((800) 963-6395), a comprehensive and confidential reporting service for employees to report suspected fraud, abuse or other misconduct. This duty exists whether the violation or apparent violation is yours or that of another Covered Person. While sanctions will be imposed for violations of this Code; no adverse employment action may be taken against an employee solely in retaliation for reporting in good faith potential violations of the Code. (For additional information, please refer to the Ameriprise Handling Whistleblower Claims Policy.)

1.2 – Fiduciary Principles

The Investment Advisers Act of 1940 imposes a fiduciary duty on an investment adviser to act in utmost good faith with respect to clients, and to provide full and fair disclosure of all material facts, particularly where the adviser’s interests may be in conflict with the client’s. The adviser has a duty to deal fairly and act in the best interests of its clients at all times. The following fiduciary principles govern your activities and the interpretation/administration of these rules:

•	The interests of our advised and sub-advised account clients must be placed first at all times;

•	All personal trading transactions must be conducted consistent with the rules contained in this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	You should never use your position with the company, or information acquired during your employment, in your personal trading in a manner that may create a conflict – or the appearance of a conflict – between your personal interests and the interest of the company or its customers and clients. If such a conflict or potential conflict arises, you must report it immediately to Personal Trade Compliance either through the hotline or email inbox.

In connection with providing investment management services to clients, this includes prohibiting any activity which directly or indirectly:

•	Defrauds a client in any manner;

•	Misleads a client, including any statement that omits material facts;

•	Operates or would operate as a fraud or deceit on a client;

•	Functions as a manipulative practice with respect to a client; and

•	Functions as a manipulative practice with respect to securities.

For example, Covered Persons should not take, or seek to take, personal advantage of unusual or limited investment opportunities appropriate for clients, and should avoid any appearance of such activities. These rules do not identify all possible conflicts of interest, and literal compliance with each of the specific provisions of this Code of Ethics will not shield company personnel from liability for personal trading or other conduct that is designed to circumvent its restrictions or violates a fiduciary duty to our clients.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 4 -

1.3 – Basis for Rules

This Code is intended to satisfy the requirements of Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act. In addition, this Code is intended to satisfy certain FINRA requirements.

1.4 – Applicability and Scope of Code Rules

The rules of this Code apply to securities trading in any account for which you have a Beneficial Ownership. In general, Beneficial Ownership includes accounts held in the name of any of the following individuals (including as trustee or indirectly through a power of attorney):

•	You

•	Your spouse/partner

•	Your financial dependants

•	Other members of your household

•	Certain entities over which you exercise investment discretion or control

More specific examples of individuals and entities that qualify under the Beneficial Ownership definition are available in the definitions section.

1.5 – Entities Adopting/Approving Code

In addition to CMIA, the entities adopting or approving this Code include the Mutual Funds sponsored and managed by CMIA (i.e., retail mutual funds, variable portfolio funds, exchange-traded funds,), Ameriprise Certificate Company, Ameriprise Financial Services, Inc. (in its capacity as underwriter to Ameriprise Certificate Company), Columbia Management Investment Distributors, Inc. (in its capacity as underwriter to the Columbia mutual funds) and J. & W. Seligman & Co. Incorporated.

NOTE: For members serving on the Board of Directors for any of the entities listed above, this Code only applies to interested directors of the entities. Independent directors are covered under codes specific to their individual entities.

In terms of the Funds overseen by the Columbia Nations and Columbia Atlantic Boards, the Funds have adopted a separate Code of Ethics Policy; a person who is an “access person” of the Funds and an “access person” of CMIA (including any Sub-adviser) or CMID is only required to report under and otherwise comply with this Code (or the Sub-adviser’s or principal underwriter’s Rule 17j-1 code of ethics). Other “access persons” of the Funds, are covered by the Columbia Funds’ Code of Ethics Policy.

CMIA has adopted the Threadneedle Investments’ Personal Account Dealing Policy as the code of ethics that will govern the employees of Threadneedle Investments who are access persons of CMIA (the Threadneedle Personal Account Dealing Policy is appended to this Code).

1.6 – Additional Policies Covered Persons must also comply with other company policies, which are not contained in this Code, that promote fair and ethical standards of business conduct. These policies include (but are not limited to) the Ameriprise Financial Code of Conduct, the Ameriprise Handling Whistleblower Claims Policy, the Columbia Management Gifts and Benefits Policy, the Material Nonpublic Policy, the Privacy Policy, the Portfolio Holdings Disclosure Policy, the Activities Involving Outside Entities or Family Relationships Policy and the Political Contributions Policy.

Depending on their role and access to information, certain Covered Persons may be notified that they are subject to personal trading policies and requirements of one or more of CMIA’s affiliate entities, including being required to obtain pre-approval for any personal trades in accordance with that affiliate’s process in addition to the pre-approval required under this Code of Ethics.1 Such Covered Persons must seek to ensure that their personal trading is done in accordance with the requirements of the affiliate’s Code of Ethics/personal trading policy.

[1]	Certain employees are subject to the Columbia Wanger Code of Ethics and/or the Threadneedle Investments Personal Account Dealing Policy.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 5 -

Sec. 2.0 – GENERAL RULES AND REPORTING REQUIREMENTS

2.1 – General Rules for All Covered Persons

These general rules, along with the procedures contained in the rest of this document, must always be followed:

INVESTMENT LAWS

1.	No misuse of material non-public information relating to any securities including information relating to portfolio holdings or pricing of Covered Funds, including Covered Closed-End Funds, and RiverSource Private Funds. Refer to Section 6.0 for additional information.

2.	No front-running. This involves an individual taking advantage of non-public information about imminent trading activity in advised accounts (Covered Funds, Covered Closed-End Funds, Private Funds and other client accounts) by trading in a security before an account of a CMIA client does. You are not allowed to trade in a particular security ahead of, or at the same time as, accounts of Columbia clients if you have knowledge of a pending transaction.

3.	No market timing (short-term trading) in shares of Mutual Funds or other pooled vehicles. This prohibition applies across all accounts in which you have a beneficial interest. Market timing practices are frequent trading practices by certain shareholders intended to profit at the expense of other shareholders by selling shares of a fund shortly after purchase. Market timing may adversely impact a fund’s performance by preventing the investment manager from fully investing the assets of the fund, diluting the value of shares held by long-term shareholders, or increasing the fund’s transaction costs.

COMPANY TRADING POLICIES

1.	No purchasing of Initial Public Offerings (“IPOs”) of equity securities, other than IPOs of Closed-End Funds. Initial offerings of other types of securities may be acceptable; contact Personal Trade Compliance for preclearance of these issues.

2.	No direct trades with broker/dealers’ trading desks or non-retail relationships with broker/dealers.

3.	No speculative trading of Ameriprise Financial stock, which is characterized by multiple transactions in a short period of time, transactions in “put” or “call” options, short sales or similar derivative transactions. This includes soliciting speculative trades in Ameriprise Financial securities or offering or soliciting an opinion on Ameriprise Financial stock.

4.	Certain Covered Persons are prohibited from joining or being a member of an investment club. If you wish to participate in an investment club, contact Personal Trade Compliance.

FAIRNESS AND TRANSPARENCY

1.	No preferential treatment from other brokerage firms due to the Covered Person’s employment by or association with Ameriprise Financial and CMIA.

2.	No use of Ameriprise Financial’s name (or the name of any of its subsidiaries) to obtain a better price from a broker who is a market maker in the security being traded.

3.	When engaging in a personal securities transaction, a Covered Person shall always place the interests of clients first and avoid any actual or potential conflict of interest or abuse of his or her position. This includes using best judgment in giving investment advice to clients and not taking into consideration the Covered Person’s own personal financial situation or interests.

ADDITIONAL RULES

1.	Additional rules are applicable to Covered Persons who fall within one or more of the following categories of personnel: Portfolio Managers or Research Analysts. These rules will be described in the “Rules by Role” in Sections 4.0 and 5.0.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 6 -

2.2 – Reporting Requirements Applicable to all Covered Persons

1.	Initial Holdings Report and Certification: Upon becoming a Covered Person under this Code, one must disclose all Brokerage Accounts with certain securities holdings (as indicated in the Individual Securities Requirements List – Appendix A) in which they have Beneficial Ownership. All Covered Persons are notified of this requirement and are provided with a copy of the Code when they first become subject to the Code. This initial certification must be completed within 10 days of becoming a Covered Person. This information must be current as of the date no more than 45 days prior to the date the person becomes a Covered Person.

2.	Annual Certification: Covered Persons are also required to complete an annual accounts and holdings certification. This certification allows the individual to validate the Brokerage Accounts and certain securities holdings in which they have Beneficial Ownership. Covered Persons also certify that they have received, read and understand the Code. This information must be current as of a date no more than 45 days prior to the date the report was submitted.

3.	Quarterly Certification: On a quarterly basis, Covered Persons must also certify to securities transactions outside of a previously reported and approved Brokerage Account. The quarterly certification must be completed within 30 calendar days of the last day of the quarter.

Failure to accurately complete these certifications by the time frames specified by Personal Trade Compliance is a violation of the Code and may result in sanctions, up to and including termination.

2.3 – Gifting Securities

If you donate securities to a Non-Profit Organization, please provide the following information in writing, prior to making the gift, to Personal Trade Compliance:

•	the name of the organization to which you are giving the securities;

•	a description of the security and the number of shares being given;

•	the day you intend to buy the security (if not already owned); and

•	the day you intend to give the securities (if the gift was not actually given on the day intended, please inform Personal Trade Compliance)

Approval is not necessary for a gift to a Non-Profit Organization but Personal Trade Compliance should be notified in advance, and the 30-day holding rule and 7-day blackout rule do not apply.

For gifting securities to a For-Profit Organization, individual, trust or other person or entity (other than a Non-Profit Organization), the preclearance requirement and 7-day blackout rule do apply if you are purchasing the securities you intend to give. Refer to Section 3.2 for preclearance requirements. The 30-day rule does not apply should the recipient of the gift choose to sell the security. You will need to report the transaction on the quarterly certification form.

2.4 – Unusual Trading Activity

Department heads review your personal trading activity regularly. We may ask to review specific transactions with you or your broker if clarification is necessary. You may also be asked to supply Personal Trade Compliance with a written or oral explanation of your personal trade(s). Examples of situations that may require explanation include, but are not limited to:

•	violations of personal trading rules;

•	trades in a security shortly before trades in the same security made on behalf of CMIA clients;

•	patterns of personal trading that are similar to your clients’ trading;

•	significant changes in trading volume or excessive trading volume;

•	patterns of short-term trading;

•	significant positions in illiquid securities; and

•	a number of Covered Persons trading in the same security in the same timeframe.

In addition to the above, frequent trading activity is strongly discouraged. Although no set limit of trades during a period of time is expressly stated by the firm, Covered Persons should understand they may come under scrutiny for frequent trading activity, which could result in corrective measures if the activity is deemed especially excessive.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 7 -

2.5 – Violations or Suspected Violations

If the Chief Compliance Officer (“CCO”) or delegate becomes aware of a violation or suspected violation of the Code as a result of personal trading review, the CCO (or delegate) shall take whatever steps are deemed necessary to enforce the provisions of the Code.

A person charged with a violation of the Code may request to appear before the person or persons enforcing the Code and to respond to all charges, orally or in writing.

2.6 – Sanctions

Sanctions will be imposed for violations of this Code. These sanctions are communicated via violation letters and vary (e.g., depending on the severity of the violation, if a record of previous violations exists, etc.). Examples of potential sanctions include (but are not limited to):

•	a written reminder about the rules (with a copy to the individual’s manager);

•	notification to your broker to freeze your account from any buy-side trading, allowing only transfers and liquidations;

•	suspension of all personal trading for a specific period of time;

•	forfeiture of profits;

•	monetary fine;

•	negative impact on the individual’s bonus or other compensation and or performance rating; and

•	termination

A written record of each violation and sanction is maintained by Personal Trade Compliance.

2.7 – Recordkeeping Requirements

Personal Trade Compliance is primarily responsible for maintaining records created with respect to this policy and the procedures adopted to implement it. All records must be maintained for five years after the end of the fiscal year in which the documents were later of creation or last use, the first two in an easily accessible place.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 8 -

Sec. 3.0 – SPECIFIC TRADING RULES FOR ALL COVERED PERSONS

The following specific trading rules apply to all Covered Persons

3.1 – Covered Persons Definition

If you are a “Covered Person” (defined below), you will be notified by the Personal Trading – Code of Ethics Group that this Code applies to you.

Employees of CMIA and/or CMID and other persons who are employees and contractors of or associated with Ameriprise Financial, who (i) have access to nonpublic information regarding the purchase or sale of securities by CMIA clients or non public information regarding the portfolio holdings of Covered Funds and CMIA Private Funds, (ii) are involved in making securities recommendations to, or purchasing or selling securities for CMIA, or (iii) who have access to CMIA recommendations that are nonpublic.

These individuals meet one or more of the following criteria:

1.	Have access to information regarding impending purchases or sales of portfolio securities for any account owned or managed by CMIA.

2.	Have access to nonpublic information on the holdings or transactions of (i) Covered Funds advised by or sub-advised by CMIA, or for which an affiliate of CMIA serves as principal underwriter, or (ii) Private Funds.

3.	Have access to investment research and recommendations of CMIA. However, investment research of CMIA may be shared with employees of certain approved affiliates of CMIA who are not subject to this Code, provided that they are subject to other policies and controls that seek to ensure that CMIA clients are treated fairly with respect to this sharing of research.

4.	Work in the Investment Department of CMIA.

5.	Participate in the investment decision-making process.

6.	Have a specific role which compels Covered Person status, such as the member of a staff group that provides ongoing audit, technology, finance, compliance, or legal support to the asset management businesses.

7.	Have been designated as a Covered Person for any other reason, such as working on a project where you have access to proprietary investment information.

The definition of Covered Person does not include certain senior executives of Ameriprise Financial, Inc. who have been determined by Personal Trade Compliance not to have access to nonpublic information relating to securities trading activities of CMIA.

3.2 – Preclearance of Security Trades

You must obtain prior approval – known as preclearance – when trading in any of the securities noted on the “Individual Securities Requirements List” Appendix A.

You must preclear trades in all accounts in which you have Beneficial Ownership. For example, if your spouse is planning a trade in his/her account, you are responsible for following the preclearance procedures prior to the transaction being placed.

Procedures for obtaining preclearance are detailed in the “Trade Preclearance” Appendix B.

NOTE:

•	Even if you receive preclearance, you cannot be assured that you have not violated the Code.

•	Receiving preclearance does not exempt you from other personal trading rules included in this Code.

•	In all cases preclearance is good only for the trading day it is granted.

EXEMPTIONS:

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 9 -

•	Certain transactions are exempt from the preclearance requirement. The following are some common examples – a more detailed list is available in Appendix A: Opening and subsequent transactions in a 529 Education Plan and transactions that are non-volitional (e.g., stock splits, automatic conversions)

3.3 – Limited Offerings (Private Placement) Preclearance – Equity and Fixed Income

All Covered Persons need to obtain approval to invest in any Limited Offerings (i.e., a security not offered to the general public including private placements of issuers such as hedge funds). Approvals must be obtained in writing from your immediate leader and Personal Trade Compliance prior to investing (note exception processing below applicable to Private Funds sponsored and managed by CMIA. Before making such a request, you should consider whether your investment might create a conflict with a business interest of CMIA or any of its affiliates).

Procedures for obtaining preclearance are detailed in the “Private Placement Preclearance” Appendix C.

SPECIAL INSTRUCTIONS FOR INVESTMENTS IN CMIA PRIVATE FUNDS

When seeking to make an initial investment in CMIA Private Funds you must:

1)	Obtain your immediate leader’s approval

2)	Submit your request and leader’s approval to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval in consultation with Personal Trade Compliance.

When seeking to make a subsequent investment in a CMIA Private Fund you must:

1)	Submit your request to Hedge Fund Administration as you go through the normal subscription process for that fund. Hedge Fund Administration will grant or deny approval.

3.4 – 30 Day Holding Period for Individual Securities at a Profit

Short- term trading at a profit in securities on the “Individual Securities Requirements” List Appendix A is prohibited under the Code. Covered Persons may not buy, then sell (or sell short, then cover the short) the same securities (or equivalent) within 30-calendar days if the trade would result in realizing a gain. You must wait until calendar day 31 (Trade Date + 30) to trade out of your position at a profit. This prohibition applies across all accounts in which you have Beneficial Ownership (so that you cannot buy securities (or equivalent) in one account and sell the same security (or equivalent) from another account within 30 days at a net profit). Refer to Appendix G that provides additional guidance in terms of the application of this rule to option trading.

When calculating the 30-day holding period, you must use the last-in, first-out (“LIFO”) method. We use LIFO to discourage short-term trading. A first-in, first-out (“FIFO”) or specific identification method could subvert this objective. However, systematic purchases that are automated investments at periodic intervals (including Dividend Reinvestments) are not subject to, and will not trigger, a 30-day holding period.

HARDSHIP EXEMPTIONS

In certain limited circumstances, an exemption to the holding period may be available, such as in the case of a material change to a Covered Person’s economic circumstances. Exemptions must be approved by the CCO or delegate in advance of any trade that would otherwise violate the holding period. Contact Personal Trade Compliance to apply for an exemption.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 10 -

3.5 – 30 Day Holding Period for Covered Funds, including Covered Closed-End Funds

No Covered Person may sell shares of a Covered Fund, including Covered Closed-End Funds held for less than 30 calendar days.

You must wait until calendar day 31 (Trade Date + 30) to sell or redeem all or part of your position in a Covered Fund, which includes Covered Closed-End Funds. This prohibition applies across all accounts in which you have a Beneficial Ownership (so that you cannot buy shares of a Covered Fund, including a Covered Closed-End Fund in one account and sell them from another account within 30 days).

When calculating the 30-day holding period, you must use the last-in, first-out (“LIFO”) method. Shares acquired from reinvested fund dividends and distributions are excluded from the 30 day holding period. We use LIFO to discourage short-term trading. A first-in, first-out (“FIFO”) or specific identification method could subvert this objective.

KEY REMINDERS:

Covered Persons are prohibited from engaging in market timing (short-term trading) in shares of any Mutual Fund or other pooled vehicles and must comply with the holding period policy established by any Mutual Fund held, even though the Mutual Fund may not be a Covered Fund. Please see the Mutual Fund’s prospectus for further information.

EXEMPTIONS:

Money Markets, Automated Investments and Withdrawal Programs and Dividend Reinvestments are not subject to, and will not trigger, a 30-day holding period.

3.6 – Additional Rules for Certain Personnel

Additional rules are applicable to Covered Persons who fall within one or more of the following categories of personnel:

•	Portfolio Managers

•	Research Analysts

These rules will be described in the “Rules by Role” in Sections 4.0 and 5.0.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 11 -

Sec. 4.0 – RULES BY ROLE: PORTFOLIO MANAGERS

In addition to being subject to the rules described for Covered Persons (Section 3.0), Portfolio Managers are subject to the following specific rules.

4.1 – Portfolio Managers Definition

Portfolio Managers are individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the Portfolio Manager’s investment team.

4.2 – 14 Day Blackout Period

Portfolio Managers are not allowed to buy or sell a security during the fourteen-day blackout period:

•	Trade Date less 7 calendar days before and Trade Date plus 7 calendar days after a fund or account they manage trades in that same (or equivalent) security. This means a Portfolio Manager must wait until calendar day 8 to trade the security.

In certain limited instances, Personal Trading at its discretion may determine that a trade should be deemed to have not caused a black out violation (e.g., unexpected significant client redemption or inflow triggering a sales or purchases in all securities held in the client portfolio).

4.3 – Personal Trading Contrary to Client Account Holdings, including Fund Holdings

Portfolio Managers are prohibited from engaging in the short sale of a security if at the time of the transaction, any fund or account they manage has a long position in that same security.

In addition, Portfolio Managers are prohibited from buying a security personally if at the time of the transaction, they are short that position in any fund or account they manage.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 12 -

Sec. 5.0 – RULES BY ROLE: RESEARCH ANALYSTS

In addition to being subject to the rules described for Covered Persons (Section 3.0), Research Analysts are subject to the following specific rules.

5.1 – Research Analyst Definition

Research Analysts are individuals who are responsible for making new investment recommendations or changes in recommendations. The rules below only apply to those research analysts who prepare and issue research reports for internal use (generally for the use of Portfolio Managers and other research analysts and investment personnel).

5.2 – Prohibitions on Coverage List Securities

Research Analysts are prohibited from engaging in a personal securities transaction that involves securities issued by issuers on their Coverage List at the security (not issuer) level. This restriction includes securities convertible into, options on, and derivatives of, such securities.

For example, a bond Research Analyst would be restricted from buying bonds of an issuer on their Coverage List, but would not be restricted from buying stock of the issuer.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 13 -

Sec. 6.0 – AMERIPRISE FINANCIAL INSIDER TRADING POLICY

Ameriprise Financial prohibits any associated person from trading on the basis of or otherwise misusing material non-public (“inside”) information. A summary of the policy is available below. The full policy is available on Inside. Further Columbia Management has adopted a Material Nonpublic Information Policy that implements the Ameriprise Insider Trading Policy.

6.1 – What is “Insider Trading?”

Insider trading is generally understood as the practice of an individual trading securities while in possession of material, non-public information regarding those securities. Knowing the information has not been made public, the “insider” uses the information to their own trading advantage, placing other investors at a disadvantage since they did not have the opportunity to view the information at the same time.

The securities laws make it unlawful for any person, while in the possession of material non-public information, to trade or to recommend trading in securities, or to communicate the material non-public information to others (sometimes referred to as “tipping”).

6.2 – What is “material, non-public information?”

Information is “material” if its dissemination is likely to affect the market price of any of the company’s or other issuers’ securities or is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade in such securities.

Non-public information is information that has not been made available to investors generally. Information can become public through disclosure in a national business and financial wire service, by a news service, or in a publicly disseminated disclosure document sufficient to consider the information generally available.

If you are uncertain as to whether the information you possess is material non-public information on which no trading may occur, you should immediately contact an attorney in the General Counsels Office (GCO). Pending a final determination in consultation with the GCO, the information should be treated as material non-public information that cannot otherwise be communicated to any other person or misused. Refer to the Columbia Management Material Nonpublic Information Policy for additional requirements.

Questions: contact Personal Trading at 612-671-5196 or send email to Personal.Trading@ampf.com	- 14 -

Sec. 7.0 – AMERIPRISE FINANCIAL LIMITED CHOICE POLICY

In order to comply with SEC expectations concerning the monitoring of trading activity within Covered Person accounts, Ameriprise Financial maintains a “limited choice” brokerage policy which dictates where certain types of securities must be held and traded.

7.1 – Limited Choice Brokers

Unless you have an exception approved by Personal Trade Compliance, your personal securities must be held and trading must be conducted through one of three brokers – Ameriprise Financial Brokerage, Charles Schwab, or Merrill Lynch. This includes all accounts for which you are deemed to have Beneficial Ownership (see Section 1.4).

7.2 – Opening New Accounts

You must immediately report any new accounts opened by completing the following steps:

1.	Complete the Brokerage Account Notification Form Appendix E and return it to Personal Trade Compliance. Failure to properly carry out this notification process may result in a sanction.

2.	Notify your broker of your association with Ameriprise Financial. You are responsible for notifying your broker that you are affiliated with or employed by a broker/dealer and ensuring that Personal Trade Compliance is provided with duplicate statements and confirmations for your account(s).

7.3 – Types of Securities Subject to the Limited Choice Policy

The types of securities that are subject to the Limited Choice Policy are specified on the Individual Securities Requirements List Appendix A.

If you maintain a Brokerage Account outside of the limited choice brokers (Ameriprise Financial, Merrill Lynch, or Charles Schwab) that holds securities subject to the limited choice policy, you have the following options:

1.	You may transfer the subject holdings to a like-ownership account at one of the approved brokers.

2.	You may liquidate the subject holdings (subject to the requirements in the Code) and either hold the proceeds as cash or reinvest in non-subject securities.

3.	You may apply for an exception.

7.4 – Exceptions

Exceptions to the Limited Choice Policy are rare. If you believe your situation warrants an exception, complete the Limited Choice Exception Request Form Appendix F.

If you are granted an exception, you are responsible for ensuring that Personal Trade Compliance receives duplicate confirmations and statements.

An exception to the Limited Choice Policy does not make you exempt from complying with all other requirements in this Code of Ethics.

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DEFINITIONS

This page offers brief definitions for terms frequently used in the Code of Ethics. These terms appeared in the Code as bolded and italicized. Select definitions may direct you to additional reference sheets located in the appendix that contains information subject to frequent updates. These reference sheets should be consulted on a regular basis to ensure complete compliance with the Code of Ethics.

Beneficial Ownership: A beneficial owner of an account or a security includes any person who, directly or indirectly, has or shares voting or investment power. For the purposes of the Code of Ethics, a beneficial owner includes accounts held in the name of: you, your spouse/partner and/or any financially dependent members of your household (while this normally applies to dependent children, adult children living with older parents are also included)

In addition, you also have Beneficial Ownership if any of the individuals listed above:

•	Is a trustee or custodian for an account (e.g., for a child or parent)

•	Exercises discretion over an account via a power of attorney arrangement or as an executor of an estate after death

•	Participates in an investment club

•	Has another arrangement where they give advice and also have a direct or indirect ownership (e.g. treasurer of an outside organization).

Brokerage Account: A Brokerage Account is an account held at a licensed brokerage firm in which securities on the Securities Reporting List are bought and sold (e.g., stocks, bonds, futures, options, Covered Funds). This includes employer-sponsored incentive savings plans.

Closed-End Funds: A closed-end fund is a publicly traded investment company that raises a fixed amount of capital through an Initial Public Offering (IPO). The fund is then structured, listed and traded like a stock on a stock exchange.

Covered Closed-End Funds: Closed-End Funds for which CMIA serves as an investment adviser. The current list of Covered Closed-End Funds is available as a reference sheet in Appendix D.

Covered Funds: Closed-End Funds, Mutual Funds, and Exchange-Traded Funds for which CMIA serves as an investment adviser or sub-adviser, or for which an affiliate of CMID serves as principal underwriter. The current list of Covered Funds is available as a reference sheet in Appendix D.

Covered Person: Covered Persons are individuals either directly employed by CMIA or CMID or those who have access to non-public trading or holdings information of clients of CMIA. The full criteria for being considered a Covered Person appears in Section 3.0.

Initial Public Offering or (IPO): An offering of securities issued to the public for the first time, typically with the assistance of an underwriting firm and selling group. Employees of Ameriprise Financial and its affiliates are generally prohibited from acquiring equity securities via an IPO, but other types of securities may be acceptable. Please contact Personal Trade Compliance for additional instructions.

Mutual Funds: U.S.-registered open-end investment companies, the shares of which are redeemable on any trading day at the net asset value, including those funds that are variable portfolios offered primarily as investment options to insurance companies.

Private Funds: Private investment funds sponsored and managed by CMIA.

Portfolio Managers: Individuals with direct responsibility and authority over investment decisions affecting any account owned or managed by CMIA and includes the person responsible for day-to-day investment decisions and other members of the Portfolio Manager’s investment team.

Research Analysts: Individuals who are responsible for making new investment recommendations or changes in recommendations.

Trade Date: Policies that involve holding periods or blackout periods often refer to “trade date” as the time to begin calculating the restriction. “Trade Date” is when the trade is first placed, as opposed to “settlement date.” The Code does not use “settlement date” for any of its policies.

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APPENDIX

These procedure sheets and reference charts are provided to aid you in complying with the policies described in the Code. They can be found on Inside or by contacting Personal Trading Compliance.

A – Individual Securities Requirements List

B –Trade Preclearance

C- Private Placement Preclearance

D – Covered Funds List

E – Brokerage Account Notification Form

F – Limited Choice Brokerage Exception Form

G – Option Trading Guidelines

H – Threadneedle Investments Personal Account Dealing Policy

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